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                                                                    Exhibit 99.1

[LOGO OF PEGASUS SYSTEMS]
NEWS RELEASE

CONTACTS:

Pegasus Solutions                                           FD  Morgen-Walke
Marcie Hyder                                                Press:  Evan Goetz
Press:  Michael Brophy                                      212-850-5600
214-234-4000

         Pegasus Solutions Announces Proposed Offering of $75 Million of Convertible Senior Notes

DALLAS, TX - JULY 14, 2003 -- Pegasus Solutions, Inc. (NASDAQ: PEGS), today announced that it intends to offer, subject to market conditions and other factors, $75 million of convertible senior notes due 2023 through a private placement offering to qualified institutional buyers as defined in Rule 144A under the Securities Act of 1933, as amended.

In addition, Pegasus may issue up to an additional $15 million of convertible senior notes due 2023 upon exercise of an option to be granted to the initial purchasers in connection with the offering. The notes will be general unsecured obligations of Pegasus, will pay interest semi-annually and will be convertible into shares of Pegasus common stock, subject to certain conditions. Other terms of the notes will be determined between Pegasus and the initial purchasers of the notes. A definitive agreement with respect to the notes has not been entered into between Pegasus and the initial purchasers and there can be no assurances that Pegasus will enter into such a definitive agreement or close the sale of the notes.

Pegasus expects to use the net proceeds from the offering for working capital and other general corporate purposes.

The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws. Any offers of the notes will be made exclusively by means of a private offering memorandum.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy the notes or any shares of Pegasus common stock, nor shall there be any sale of the notes in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Some statements made in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results or experience could differ materially from the forward-looking statements.

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